UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Wave Uranium Holding
 (Name of Registrant as Specified In Its Charter)

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WAVE URANIUM HOLDING
5348 Vegas Drive, Suite 228
Las Vegas, NV 89109

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

     NOTICE IS HEREBY GIVEN that the holders of more than a majority of the outstanding common stock of Wave Uranium Holding, a Nevada corporation (the “Company” “we”, “us,” or “our”), have approved the following action without a meeting of stockholders in accordance with Section 78.315 of the Nevada Revised Statutes:

     The approval of an amendment to our articles of incorporation to effect a 300-to-1 reverse stock split. The action will become effective on the 20 th day after the definitive Information Statement is mailed to our stockholders.

The enclosed information statement contains information pertaining to the matters acted upon.

      WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

By order of the Board of Directors
Cady Johnson
President and Chief Executive Officer
October , 2008

WAVE URANIUM HOLDING
5348 Vegas Drive, Suite 228
Las Vegas, NV 89109

INFORMATION STATEMENT

Action by Written Consent of Stockholders

GENERAL INFORMATION

      WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

     This information statement is being furnished in connection with the action by written consent of stockholders taken without a meeting of a proposal to approve the actions described in this information statement. We are mailing this information statement to our stockholders on or about October , 2008 .

What action was taken by written consent?

     We obtained stockholder consent for the approval of an amendment to our articles of incorporation, to effect a 300-to-1 reverse stock split.

How many shares of common stock were outstanding on August 26, 2008?

     On August 26, 2008, the date we received the consent of the holders of more than a majority of the outstanding shares, there were 75,037,810 shares of common stock outstanding.

What vote was obtained to approve the amendment to the articles of incorporation described in this information statement?

     We obtained the approval of the holders of approximately 53.3% of our outstanding shares of common stock that were entitled to give such consent. Our majority stockholder, Norman Meier, owns approximately 53.3% of our outstanding common shares.

Who is paying the cost of this information statement?

     We will pay for preparing, printing and mailing this information statement. Our costs are estimated at approximately $10,000.

AMENDMENT TO THE ARTICLES OF INCORPORATION TO EFFECT 300-TO-1 REVERSE STOCK SPLIT

     Our board of directors and the holders of a majority of our outstanding shares of common stock have approved an amendment to our articles of incorporation to effect a 300-to-1 reverse stock split. The reverse split will become effective upon the filing of the amendment to the articles of incorporation with the Secretary of State of the State of Nevada. We will file the amendment to our articles of incorporation to effect the reverse stock split approximately (but not less than) 20 days after this Information Statement is mailed to stockholders.

  The amendment to the articles of incorporation of incorporation will effect a 300-to-1 reverse split in our common stock, par value $0.001 per share (“Common Stock”). As a result of the reverse split, each 300 shares of Common Stock (the “Old Shares”) will become and be converted into one share of Common Stock (the “New Shares”), with stockholders who would receive a fractional share to receive such additional fractional share as will result in the holder having a whole number of shares.

     As a result of the reverse split, the number of shares of Common Stock issued and outstanding will decrease from 75,037,810 to approximately 250,126. Since additional fractional shares may be issued in order to round up fractional shares, we do not know the exact number of New Shares that will be outstanding after the reverse split.

The following table summarizes the number of New Shares of Common Stock that will be outstanding, reserved, and authorized but unissued, following the reverse split:

Number of New Shares of Common Stock outstanding	Number of New Shares of Common Stock reserved	Number of New Shares of Common Stock authorized but unissued
250,126	415,890*	149,749,874

* Represents 20,834 shares of Common Stock issuable upon conversion of debentures, 20,834 shares of Common Stock issuable upon exercise of Warrants, and 374,222 shares of Common Stock issuable as interest on debentures. Interest on the debentures is payable in cash or common stock at the option of the Company, subject to certain conditions. If principal or interest on the debentures is paid in shares of Common Stock, the conversion price of such shares shall be equal to the lesser of (i) the conversion price then in effect and (ii) 80% of the average of the three (3) closing bid prices for the 20 consecutive trading days ending on the trading day that is immediately prior to the applicable redemption date. See “Effect on Options, Warrants and other Securities” below.

Reasons for the Reverse Stock Split

      The Company’s Common Stock is listed on the Over-the-Counter Bulletin Board under the symbol “WAVU.OB”. The shares of Common Stock of the Company have traded at very low prices for some time. As of October 6, 2008, the last reported closing price of the Company’s Common Stock was $0.003. The reverse stock split is intended to increase the per share stock price. We believe that if we are successful in maintaining a higher stock price, the stock will generate greater interest among professional investors and institutions. If we are successful in generating interest among such entities, we anticipate that our Common Stock would have greater liquidity and a stronger investor base.

In addition, we believe an increase in the per share stock price is necessary for the Company to obtain equity financing, to provide for working capital. Following the effectiveness of the reverse split, the Company intends to seek equity financing of approximately $300,000 to $500,000, for working capital.  We have no formal or informal agreement or understanding with respect to any financing, and there is no assurance any such financing will be available on terms acceptable to the Company, or at all.

  In evaluating the reverse stock split, the Company's Board of Directors also took into consideration negative factors associated with reverse stock splits. These factors include the negative perception of reverse stock spits held by many investors, analysts and other stock market participants, as well as the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels. The Board, however, determined that these negative factors were outweighed by the potential benefits.

Potential Effects of the Reverse Stock Split

     The immediate effect of a reverse stock split will be to reduce the number of shares of Common Stock outstanding, and to increase the trading price of the Common Stock. However, the effect of any reverse stock split upon the market price of the Common Stock cannot be predicted, and the history of reverse stock splits for companies in similar circumstances is varied. We cannot assure you that the trading price of the Common Stock after the reverse stock split will rise in exact proportion to the reduction in the number of shares of the Common Stock outstanding as a result of the reverse stock split. Also, as stated above, the Company cannot assure you that a reverse stock split will lead to a sustained increase in the trading price of the Common Stock. The trading price of the Common Stock may change due to a variety of other factors, including the Company’s operating results, other factors related to the Company’s business, and general market conditions.

Effect on Ownership by Individual Shareholders

     The New Shares issued pursuant to the reverse stock split will be fully paid and non-assessable. All New Shares will have the same voting rights and other rights as the Old Shares. Our stockholders do not have preemptive rights to acquire additional shares of Common Stock. The reverse stock split will not alter any shareholder’s percentage interest in our equity, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share, which will be rounded up to the next whole number of shares.

Effect on Options, Warrants and other Securities

     All outstanding options, warrants, notes, debentures and other securities entitling their holders to purchase shares of Common Stock will be adjusted as a result of the reverse stock split, as required by the terms of these securities. In particular, the conversion ratio for each instrument will be reduced, and the exercise price, if applicable, will be increased, in accordance with the terms of each instrument and based on the of 1 for 300 ratio.

On March 20, 2008, we entered into a securities purchase agreement (the “Purchase Agreement”) with accredited investors (“Investors”) pursuant to which the Investors purchased an aggregate face amount of $1,562,500 of 8% Original Issue Discount Senior Secured Convertible Debentures for an aggregate purchase price of $1,250,000 (the “Debentures”). The Debentures bear interest at 8% and mature twenty-four months from the date of issuance. The Debentures are convertible, at the option of the Investors, into an aggregate 6,250,000 shares of common stock at the initial conversion price (based on the face amount of the Debentures) of $0.25 per share. Accordingly, the implied conversion price, based on the aggregate purchase price of $1,250,000, is $0.20 per share.

In connection with the Purchase Agreement, each Investor received a warrant to purchase such number of shares of common stock equal to the face amount of the Debenture issued to such Investor divided by the initial conversion price of $0.25 (“Warrants”). Accordingly, we issued an aggregate of 6,250,000 Warrants to the Investors. Each Warrant is exercisable for a period of five years from the date of issuance at an initial exercise price of $0.30. The Investors may exercise the Warrants on a cashless basis if the shares of common stock underlying the Warrants are not then registered pursuant to an effective registration statement. In the event the Investors exercise the Warrants on a cashless basis, then we will not receive any proceeds.

The conversion price of the Debentures and the exercise price of the Warrants are subject to full ratchet and anti-dilution adjustment for subsequent lower price issuances by the Company, as well as customary adjustments provisions for stock splits, stock dividends, recapitalizations and the like. Accordingly, following the reverse split, the conversion price of the Debentures (based on the face amount of the Debentures) will increase to $75, such that the Debentures will be convertible into 20,834 shares of Common Stock. In addition, the exercise price of the Warrants will increase to $90, and the number of shares issuable upon exercise of the Warrants will be reduced to 20,834.

Beginning October 1, 2008 and continuing on the first calendar day of each successive month thereafter, until the full face amount of the Debentures is paid in full (the “Monthly Redemption Date”), 1/18 th of the original face amount of the Debentures is payable.  Interest on the Debentures is payable on each Monthly Redemption Date. The Company may make payments of principal and interest on the Debentures either in cash or in common stock, at the option of the Company. If principal or interest on the Debentures is paid in shares of common stock, the conversion price of such shares shall be equal to the lesser of (i) the conversion price then in effect and (ii) 80% of the average of the three (3) closing bid prices for the 20 consecutive trading days ending on the trading day that is immediately prior to the applicable redemption date. Notwithstanding the foregoing, the Company’s right to make payments of principal and interest on the Debentures in shares of common stock on each Monthly Redemption Date is subject to, among other things, the following conditions: (i) that a registration statement must be effective on such prepayment date and available for use by the Investors (ii) the shares to be issued are registered with the Securities and Exchange Commission and (iii) the aggregate number of shares to be issued under any monthly redemption amount is less than 20% of the total dollar trading volume of the Company’s common stock for the 20 trading days prior to the applicable monthly redemption date. The reverse stock split will not affect the Company’s right to make payments of principal and interest on the Debentures in cash or shares of Common Stock.

Other Effects on Outstanding Shares

     As stated above, the rights of the outstanding shares of Common Stock will remain the same after the reverse stock split.

     The reverse stock split may result in some shareholders owning "odd-lots" of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

     The Company’s Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result, the Company is subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split will not affect the registration of the Company’s Common Stock under the Exchange Act.

Authorized Shares of Common Stock

     The reverse stock split will not change the number of authorized shares of the Company’s common stock under the Company’s articles of incorporation, as amended. Because the number of issued and outstanding shares of Common Stock will decrease, the number of shares of Common Stock remaining available for issuance will increase. Under our articles of incorporation, as amended, our authorized capital stock consists of 150,000,000 shares of Common Stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. The Company does not currently have any proposal or arrangement to issue any of its authorized but unissued shares of Common Stock. Following the effectiveness of the reverse split, the Company intends to seek equity financing of approximately $300,000 to $500,000, for working capital. We have no formal or informal agreement or understanding with respect to any financing, and there is no assurance any such financing will be available on terms acceptable to the Company, or at all.

By increasing the number of authorized but unissued shares of Common Stock, the reverse split could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the Board of Directors. For example, it may be possible for the Board of Directors to delay or impede a takeover or transfer of control of the Company by causing such additional authorized but unissued shares to be issued to holders who might side with the Board of Directors in opposing a takeover bid that the Board of Directors determines is not in the best interests of the Company or its stockholders. The reverse split therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts the reverse split may limit the opportunity for the Company’s stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal.  The reverse split may have the effect of permitting the Company’s current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Company’s business.  However, the Board of Directors is not aware of any attempt to take control of the Company and the Board of Directors has not approved the reverse split with the intent that it be utilized as a type of anti-takeover device. The Company’s articles of incorporation and by-laws do not have any anti-takeover provisions.

Fractional Shares

     The Company will not issue fractional shares in connection with the reverse stock split. Instead, any fractional share resulting from the reverse stock split will be rounded up to the nearest whole share.

Accounting Consequences

     The par value of the Common Stock will remain unchanged at $0.001 per share after the reverse stock split. Also, the capital account of the Company will remain unchanged, and the Company does not anticipate that any other accounting consequences will arise as a result of the reverse stock split.

Federal Income Tax Consequences

     We believe that the United States federal income tax consequences of the reverse stock split to holders of Common Stock will be as follows:

     (i) Except as explained in (v) below with respect to fractional shares, no income gain or loss will be recognized by a shareholder on the surrender of the current shares or receipt of the certificate representing new post-split shares.

     (ii) Except as explained in (v) below with respect to fractional shares, the tax basis of the New Shares will equal the tax basis of the Old Shares exchanged therefore.

     (iii) Except as explained in (v) below, the holding period of the New Shares will include the holding period of the Old Shares if such Old Shares were held as capital assets.

     (iv) The conversion of the Old Shares into the New Shares will produce no taxable income or gain or loss to us.

     (v) The federal income tax treatment of the receipt of the additional fractional interest by a shareholder is not clear and may result in tax liability not material in amount in view of the low value of such fractional interest.

     Our opinion is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above.

       THE ABOVE REFRENCED IS A BRIEF SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE REVERSE STOCK SPLIT, AND DOES NOT CONSTITUTE A TAX OPINION. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES TO TAXPAYERS WITH SPECIAL TAX STATUS. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE STOCKHOLDER MAY RESIDE, AND DOES NOT DISCUSS ESTATE, GIFT OR OTHER TAX CONSEQUENCES OTHER THAN INCOME TAX CONSEQUENCES. THE COMPANY ADVISES EACH PARTICIPANT TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND FOR REFERENCE TO APPLICABLE PROVISIONS OF THE CODE.

Procedure for Effecting the Reverse Stock Split and Exchange of Stock Certificates

     The reverse stock split will be implemented by filing an amendment to the Company's articles of incorporation with the Secretary of State of the State of Nevada, in the form of Appendix A hereto, and the reverse stock split will become effective on the date of the filing. We will obtain a new CUSIP number for the new Common Stock effective at the time of the reverse split.

     As of the effective date of the reverse stock split, each certificate representing shares of Common Stock before the reverse stock split will be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of Common Stock resulting from the reverse stock split. All options, warrants, convertible debt instruments and other securities will also be automatically adjusted on the effective date.

     The Company anticipates that its transfer agent will act as the exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the effective date, shareholders and holders of securities convertible into the Company's Common Stock will be notified of the effectiveness of the reverse split. Shareholders of record will receive a letter of transmittal requesting them to surrender their stock certificates for stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. Persons who hold their shares in brokerage accounts or "street name" will not be required to take any further actions to effect the exchange of their certificates. Instead, the holder of the certificate will be contacted.

     No new certificates will be issued to a shareholder until the shareholder has surrendered the shareholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the reverse stock split will continue to be valid and will represent the adjusted number of shares based on the exchange ratio of the reverse stock split, rounded up to the nearest whole share. Shareholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

BENEFICIAL OWNERSHIP OF SECURITIES AND SECURITY OWNERSHIP OF MANAGEMENT

     The following table provides information about shares of common stock beneficially owned as of August 19, 2008 by:

•	each of our directors, executive officers and our executive officers and directors as a group; and
•	each person owning of record or known by us, based on information provided to us by the persons named below, to own beneficially at least 5% of our common stock;

Name and Position	Shares of Common Stock Beneficially Owned	Percentage
Cady Johnson President, Chief Executive Officer and Director	1,000,000	1.33%
Christopher J. LeClerc Chief Financial Officer and Director	1,500,000	2.00%
Norman Meier Bettlistrasse 35 8600 Dübendorf Switzerland	40,000,005	53.31%
Adripaul, Inc. Apartado 0382 02770 Panama Rep De Panama	4,972,000	6.63%
All officers and directors as a group (two individuals)	2,500,000	3.33%

Enable Growth Partners LP, Enable Opportunity Partners LP and Pierce Diversified Strategy Master Fund LLC, which are affiliates of each other, collectively own debentures and warrants which, if fully converted and exercised, would result in the ownership of more than 5% of our outstanding Common Stock. However, the debentures may not be converted, and the warrants may not be exercised if such conversion or exercise would result in the holder and its affiliates owning more than 4.99% of our outstanding Common Stock. Mitch Levine has voting and dispositive power with respect to the shares of Common Stock issuable to Enable Growth Partners LP, Enable Opportunity Partners LP, and Pierce Diversified Strategy Master Fund LLC.

     Except as otherwise indicated each person has the sole power to vote and dispose of all shares of common stock listed opposite his name. Each person is deemed to own beneficially shares of common stock which are issuable upon exercise of warrants or upon conversion of convertible securities if they are exercisable or convertible within 60 days of August 19, 2008. None of the persons named in the table own any options or convertible securities.

ADDITIONAL AVAILABLE INFORMATION

     We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and in accordance with such act we file periodic reports, documents and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the public reference facilities of the Securities and Exchange Commission at 100 F Street, N.E., Washington D.C. 20549. or may be accessed at www.sec.gov.

By Order of the Board of Directors
Cady Johnson
President and Chief Executive Officer
October , 2008

Appendix A

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

1. Name of corporation:

Wave Uranium Holding

2. The articles have been amended as follows (provide article numbers, if available):

Upon the filing of this certificate of amendment, the corporation shall effect a one-for-300 reverse split whereby each share of common stock, par value $0.001 per share shall, without any action on the part of the holder, become and be converted into 0.003 1/3 shares of common stock, par value $0.001 per share. In connection with the reverse split, no fractional shares shall be issued. In lieu of fractional shares, each holder who would otherwise be entitled to receive fractional shares of new common stock, will, upon surrender of the certificates representing shares of old common stock, receive such additional fractional share as will result in the holder having a whole number of shares.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:

The amendment was approved by the written consent of stockholders holding 40,000,005 shares of the corporation’s common stock, which constituted approximately 53.3% of the 75,037,810 shares of the corporation’s common stock issued and outstanding as of August 19, 2008.

4. Effective date of filing (optional):

5. Officer Signature (required):	___________________________________________
Cady Johnson, President and Chief Executive Officer